EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings Per Share of $.82 on Revenue Increase of 7.3% to $132 Million

BENTONVILLE, Ark., Feb. 18, 2015 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the third quarter of fiscal 2015.

Highlights of third quarter operating results:

  Net income of $7.5 million - $.82 per diluted share vs. $.16 per diluted share ($.68 per diluted share excluding a $4.9 million non-cash after-tax charge resulting from an increase to the allowance for credit losses) for prior year quarter
  Revenues of $132 million compared to $123 million for the prior year quarter with same store revenue growth of 2.8%
  Retail unit sales increase of 7.1% to 11,495 from 10,735 for the prior year quarter with 28.0 retail units sold per dealership per month up from 27.7 for prior year quarter
  Average retail sales price increased $25 to $9,764 or 0.3% from the prior year quarter and increased $274 sequentially
  Net charge-offs as a percent of average finance receivables of 6.5%, down from 6.7% for prior year quarter
  Provision for credit losses of 25.9% of sales compared to 33.9% of sales (26.8% excluding the effect of the $7.7 million increase in the allowance for credit losses) for prior year quarter
  Selling, General and Administrative Expenses at 18.2% of sales vs. 18.1% for prior year quarter
  Active accounts base now over 64,000
  Debt to equity of 49.8% and debt to finance receivables of 26.5%
  Allowance for credit losses at 23.8% of finance receivables, net of deferred revenue at January 31, 2015

Highlights of nine month operating results:

  Net income of $22.2 million or $2.45 per diluted share vs. $1.56 per diluted share ($2.08 per diluted share excluding a $4.9 million non-cash after-tax charge resulting from an increase to the allowance for credit losses) for prior year period
  Revenue increase of 7.1% to $393 million from $367 million for the prior year period with same store revenue growth of 1.7%
  Retail unit sales increase of 9.6% to 35,061 from 31,986 for the prior year period
  Net charge-offs as a percentage of average finance receivables of 19.9% compared to 19.8% for the prior year
  Provision for credit losses of 25.6% of sales vs. 28.2% (25.8% excluding the effect of the $7.7 million increase in the allowance for credit losses) for prior year period
  Strong cash flows supporting the significant increase in revenues, the $45.7 million increase in finance receivables and the $8.1 million increase in inventory, $2.8 million in net capital expenditures and $13.6 million in common stock repurchases (321,675 shares) with only a $15.5 million increase in total debt

"Our plan of focusing on solid top line growth is working out very well and we are excited about our prospects as we look forward. Retail units sold was up 7.1% and same store revenue was up 2.8% when compared to the third quarter of fiscal 2014. Productivity as reflected in the average retail units sold per month per store increased from 27.7 to 28.0 for the quarter. We feel very comfortable with our new store opening plans and with our ability to grow profitably into the future," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart, Inc. (the "Company"). "Our decision a few years ago to continue to grow the business in a smart manner in the face of increased competitive pressures is certainly proving to be the right choice, and we are happy that so many more deserving customers will have the opportunity to succeed with Car-Mart."

"We now have 138 dealerships in ten states, an increase of 8 from this time last year. We have opened four new dealerships so far in fiscal 2015 and we have four more underway that we hope to have open by the end of April. The locations in process are Rolla, Missouri; Carrolton, Georgia; Valdosta, Georgia and Glasgow, Kentucky. We are looking to pick up the pace of new lot openings a little in 2016," added Mr. Henderson. "Again, we are pleased with the top line growth, and we remain convinced that we are moving the company in the right direction."

"For the quarter, we saw the continuation of recent positive trends with collections, average down-payments and accounts over 30 days past due, and we were very happy to finally see a reduction in net charge-offs. While net charge-offs are higher than historical levels and much higher than we would like to see, we are encouraged by the decrease for the quarter. As always, we will be working hard to help our customers succeed and their improved success rates will result in lower charge-off levels for us. Our mission is to earn repeat business and we can only do that if our customers are successful," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "While the competitive environment remains challenging, our sense is that financing offerings in our markets may be a little more rational now when compared to say 12 months ago. We are hopeful that we can get back to a point where customers in the markets we serve are presented competitive financing options that are in their best long-term interest, structured for their ultimate success. A customer focused operating environment will serve to set Car-Mart even further apart from the competition. We help our customers succeed."

"Our balance sheet is conservative with a debt to equity ratio of 49.8% and a debt to finance receivables ratio of 26.5% at the end of the quarter. With our improved underwriting and credit metrics and the increases we have seen with the top line, we are carrying additional inventory into the critical selling season this year so that we are in a position to attract more customers to the benefits of dealing with Car-Mart. We repurchased 66,467 shares of common stock during the quarter for $3.4 million at an average cost per share of $50.43, and since February 1, 2010, we have repurchased 3.5 million shares, or 30% of our Company, for $114.3 million at an average cost per share of $32.28. We believe in the long-term value of the Company and plan to invest in the repurchase program when favorable conditions are present. Our first priority for capital allocation, however, will continue to be to support the healthy growth of the business," added Mr. Williams. "We remain dedicated to adhering to the thirty-three year Car-Mart tradition of 'watching every dime' and being the lowest cost provider on both the financing side of the business and the dealership side."

Conference Call

Management will be holding a conference call on Thursday, February 19, 2015 at 11:00 a.m. Eastern Time to discuss third quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 82675916.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 138 automotive dealerships in ten states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2015	Three Months Ended
	January 31,		vs.	January 31,
	2015	2014	2014	2015	2014
Operating Data:
Retail units sold	11,495	10,735	7.1%
Average number of stores in operation	137	129	6.2
Average retail units sold per store per month	28.0	27.7	1.1
Average retail sales price	$ 9,764	$ 9,739	0.3
Same store revenue growth	2.8%	(2.8)%
Net charge-offs as a percent of average Finance Receivables	6.5%	6.7%
Collections as a percent of average Finance Receivables	13.8%	13.3%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.8%	79.3%
Average down-payment percentage	5.0%	4.0%

Period End Data:
Stores open	138	130	6.2%
Accounts over 30 days past due	5.2%	5.8%
Finance Receivables, gross	$ 425,076	$ 400,651	6.1%

Operating Statement:
Revenues:
Sales	$ 116,406	$ 108,400	7.4%	100.0%	100.0%
Interest income	15,094	14,188	6.4	13.0	13.1
Total	131,500	122,588	7.3	113.0	113.1

Costs and expenses:
Cost of sales	66,672	62,092	7.4	57.3	57.3
Selling, general and administrative	21,139	19,650	7.6	18.2	18.1
Provision for credit losses	30,206	36,776	(17.9)	25.9	33.9
Interest expense	788	779	1.2	0.7	0.7
Depreciation and amortization	935	835	12.0	0.8	0.8
Loss on Disposal of Property and Equipment	--	37	--	--	--
Total	119,740	120,169	(0.4)	102.9	110.9

Income before taxes	11,760	2,419		10.1	2.2

Provision for income taxes	4,299	949		3.7	0.9

Net income	$ 7,461	$ 1,470		6.4	1.4

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 7,451	$ 1,460

Earnings per share:
Basic	$ 0.87	$ 0.16
Diluted	$ 0.82	$ 0.16

Basic	8,587,761	8,917,826
Diluted	9,036,086	9,370,635

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Nine Months Ended		2015	Nine Months Ended
	January 31,		vs.	January 31,
	2015	2014	2014	2015	2014
Operating Data:
Retail units sold	35,061	31,986	9.6%
Average number of stores in operation	136	127	7.1
Average retail units sold per store per month	28.6	28.0	2.1
Average retail sales price	$ 9,571	$ 9,762	(2.0)
Same store revenue growth	1.7%	1.8%
Net charge-offs as a percent of average Finance Receivables	19.9%	19.8%
Collections as a percent of average Finance Receivables	41.9%	40.5%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.0%	80.5%
Average down-payment percentage	6.2%	5.6%

Period End Data:
Stores open	138	130	6.2%
Accounts over 30 days past due	5.2%	5.8%
Finance Receivables, gross	$ 425,076	$ 400,651	6.1%

Operating Statement:
Revenues:
Sales	$ 349,300	$ 325,314	7.4%	100.0%	100.0%
Interest income	43,410	41,249	5.2	12.4	12.7
Total	392,710	366,563	7.1	112.4	112.7

Costs and expenses:
Cost of sales	200,299	187,537	6.8	57.3	57.6
Selling, general and administrative	62,615	59,045	6.0	17.9	18.2
Provision for credit losses	89,453	91,602	(2.3)	25.6	28.2
Interest expense	2,183	2,291	(4.7)	0.6	0.7
Depreciation and amortization	2,782	2,407	15.6	0.8	0.7
Loss on Disposal of Property and Equipment	20	76	(73.7)	--	--
Total	357,352	342,958	4.2	102.3	105.4

Income before taxes	35,358	23,605		10.1	7.3

Provision for income taxes	13,118	8,789		3.8	2.7

Net income	$ 22,240	$ 14,816		6.4	4.6

Dividends on subsidiary preferred stock	$ (30)	$ (30)

Net income attributable to common shareholders	$ 22,210	$ 14,786

Earnings per share:
Basic	$ 2.57	$ 1.65
Diluted	$ 2.45	$ 1.56

Weighted average number of shares outstanding:
Basic	8,636,036	8,984,958
Diluted	9,067,195	9,449,380

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)
	January 31,	April 30,
	2015	2014

Cash and cash equivalents	$ 1,564	$ 289
Finance receivables, net	$ 329,803	$ 293,299
Inventory	$ 38,248	$ 30,115
Total assets	$ 409,696	$ 363,297
Total debt	$ 112,560	$ 97,032
Treasury stock	$ 120,929	$ 107,301
Stockholders' equity	$ 226,222	$ 213,006
Shares outstanding	8,571,248	8,735,842

Finance receivables:
Principal balance	$ 425,076	$ 379,332
Deferred revenue - payment protection plan	(15,188)	(13,233)
Deferred revenue - service contract	(9,582)	(4,234)
Allowance for credit losses	(95,273)	(86,033)

Finance receivables, net of allowance and deferred revenue	$ 305,033	$ 275,832

Allowance as % of principal balance net of deferred revenue	23.8%	23.8%(1)

Changes in allowance for credit losses:
	Nine Months
	Ended January 31,
	2015	2014
Balance at beginning of period	$ 86,033	$ 75,345
Provision for credit losses	89,453	91,602
Charge-offs, net of collateral recovered	(80,213)	(76,005)
Balance at end of period	$ 95,273	$ 90,942

(1) The allowance as a percentage of principal balance net of deferred revenue for April 30, 2014 has been calculated net of deferred payment protection plan revenue and deferred service contract revenue. Previously the deferred service contract revenue was not included in this calculation. The amount of the allowance for credit losses did not change for April 30, 2014.

CONTACT: William H. ("Hank") Henderson, CEO at (479) 464-9944 or
         Jeffrey A. Williams, CFO at (479) 418-8021